Exhibit 4.96
[Translated from the original Chinese version]
SHANGHAI MUNICIPAL CITY HOUSE LEASE CONTRACT
(ADVANCE LEASE)
Prepared by Shanghai Municipal City Housing and Land Resources Authority and Shanghai
Administration of Industry and Commerce
November 2000

Notes
1.	This form contract applies to advance lease of houses and house leases with the rental determined through negotiation on market based principles within the territory of Shanghai Municipal City. It does not apply to the lease of public housing which is subject to the rental standard published by the city government, leases conducted by the way of administrative allocation, the lease of non-residential houses invested and constructed by the government for public interest purpose and the lease of private house before the enforcement of the Shanghai Municipal City House Lease Provisions (the “Provisions”) which is subject to the rental standard published by the city government.

2.	Advance lease only applies to those houses that are invested and constructed by real estate development companies and have been issued with the permit for advance sale. Notwithstanding the foregoing, those houses that have already been sold in advance cannot be leased out in advance. The buyers of the houses sold in advance are also prohibited from leasing out such houses in advance.

3.	“[Lease]” and “[Advance Lease]” are marks that respectively refer to the act of leasing or the act of advance leasing. When you use this form contract as a template for a house lease contract, please adopt those clauses marked with [Lease]; and when you use it as a template for an advance lease contract, please adopt those clauses marked with [Advance Lease] and the clauses provided in the Section of “Advance Lease Related Issues” of the supplemental clauses. Other clauses not marked with [ ] are generally applicable clauses and apply to both lease and advance lease.

4.	In the event that this form contract is used as a template for an advance lease contract, after the construction of the concerned house has been completed and the house development company has registered the house with relevant authorities and obtained the housing property ownership certificate, the parties under such advance lease contract should execute a letter of house delivery. After the letter of house delivery has taken effective, the original clauses with respect to advance lease under such advance lease contract shall terminate.

5.	This form contract has been prepared by the Housing and Land Resources Authority and the Administration of Industry and Commerce as a template (enforced on trial basis) pursuant to the Provisions. All clauses in this form contract are suggestive clauses which are just for the reference of the parties. With respect to the issues not covered in this form contract, the parties can address them in a supplemental agreement.

6.	Before signing this contract, the lessor should show its property ownership certificate and other ownership certificates to the lessee. In the event that the lessor is a real estate development company, it should also present its permit for advance sale. The parties should also exchange their identity certifications for check. In the event that the house is leased to a person who is from places other than Shanghai and will stay in Shanghai temporarily, the lessor should also present the public security permit for house lease issued by public security authorities.

7.	The parties should register this contract pursuant to relevant regulations within 15 days after the execution of this contract. Those contracts categorized as house leases shall be submitted to the real estate exchange centers or the acceptance centers under farm system at the place where the concerned houses are located for registration. The lease contract registration certificate shall be issued upon the completion of such registration. With respect to those contracts categorized as advance leases, if the concerned houses are sold to the public, such contracts shall be submitted to Shanghai Real Estate Exchange Center for registration; if the concerned houses are sold to a designated group of people, then such contracts shall be submitted to the real estate centers where the concerned houses are located for registration. In such case, after the construction of the houses sold in advance has been completed and the property ownership certificate for such houses have been issued, the parties shall execute a letter of house delivery, which shall also be registered with the real estate exchange centers or the acceptance centers of farm system at the places where the concerned houses are located for registration. Upon the completion of such registration, the house lease registration certificate shall be issued. The contract, once registered, shall have effect against third parties in the event that the concerned houses are advanced leased or leased to third parties, transferred during the term of lease or disposed upon exercise of right to mortgage.

8.	In the event that one party requests to register this contract, while the other party does not cooperate with it for such registration, the requesting party can directly submit this contract, its identity certification and other relevant documents for registration.

9.	The deposit is a measure to guarantee the fulfillment of this contract. The parties can agree a certain amount of deposit in the contract. Upon the expiry or termination of this contract, the deposit, after deducting any outstanding amount owed by the lessee, shall be returned to the lessee.

10.	This form contract can be obtained from real estate exchange centers or acceptance centers under farm system at city or county levels. Please read the clauses of this form contract carefully before using it as a template.

11.	This form contract is prepared for the reference of the parties.

12.	If there is any broker or agent involved in this contract, the parties to this contract should require the broker or agent put their signature/chop on the last page of this contract.

Shanghai Municipal City House Lease/Advance Lease Contract
(Contract No.                     )
[Lease]
Lessor (Party A): Shanghai Lushi Food Co., Ltd.
Lessee (Party B): Shanghai Meining Computer Software Co., Ltd.
[Advance Lease]
Lessor (Party A):
Lessee (Party B):
Pursuant to the Contract Law of the People’s Republic of China, the Shanghai Municipal City House Lease Provisions (the “Provisions”), and under the principles of equality, free will, fairness and good faith, the above listed parties enter into this contract to address relevant issues in connection with Party B’s lease of the house owned by Party A.
1. House under Lease
1.1 The house under lease (the “House”) is located at Units 1312 and 1313, No. 710 of Oriental Road, Pudong District, Shanghai. The building area of the House under lease is 233.62 square meters. The House shall be used for office purpose. The structure of the House is reinforced concrete structure. Please see Appendix I hereof for the plan view of the House. Upon the execution of this Contract, Party A has presented the following documents to Party B:
(1) [Lease] Property Ownership Certificate (No.     )
(2) [Advance Lease] Permit for Advance Sale (No.     )
1.2 Party A enters into this contract as the owner of the House. Before entering into this contract, Party A has informed Party B that the House has not been mortgaged.
1.3 The use scope, conditions and requirements and the current status of decoration, ancillary facilities and equipment and relevant issues with respect to the scope of and requirements on the decoration and ancillary facilities that Party B is permitted to conduct and install on the House have been respectively listed and addressed in Appendix II and Appendix III hereof. Both parties acknowledge that the parties shall rely on such appendixes to deliver or return the House under this contract.
2. Usage of the House

2.1 Party B promises to use the House for office purpose and abide by relevant regulations and policies with respect to the use of the house and property management.
2.2 Party B further promises that during the term of lease, it shall not change the above listed usage of the House, unless it has obtained written consent regarding the same from Party A and necessary approval(s) from relevant authorities.
3. Date of Delivery and Term of Lease
3.1 The parties agree that Party A shall deliver the House to Party B before April 1, 2008. The lease term of the House shall commence from May 1, 2008 and ended on April 40, 2010.
3.2 Upon the expiry of the lease term, Party A has the right to take back the House and Party B should return the House on time. If Party B intends to renew the lease, it should notify Party A of its intention two months before the expiry of the lease term. After Party A has given its consent to the proposed renewal, the parties shall enter into a new lease contract for such renewal.
4. Rental and Payment
4.1 The parties agree that the rate of rental of the House shall be RMB4.9 per square meter per day and the monthly rental shall be RMB34,819.1.
The rental rate shall be fixed during the term of this contract.
4.2 Party B shall pay the rental for each month before the fifth day of that month. An overdue fine in an amount equal to 0.3% of daily rental shall be imposed for each day of delay in payment.
4.3 Party B can pay rental by cash, check or wire transfer to the account designated by Party A.
5. Deposit and Other Charges
5.1 Upon the delivery of the House by Party A, Party B shall pay a deposit in an amount equal to two months’ rental (RMB69,638.2) to Party B as deposit. After receiving such deposit, Party A should issue a receipt for payment to Party B.
Upon the expiry or termination of the lease, Party A shall return the deposit or balance thereof to Party B after deducting therefrom any sums owed by Party B.
5.2 During the term of lease, Party B shall undertake the water, electricity, gas, communication, facilities and property management charges for the House and the water and electricity charges for public areas incurred while it uses the House. Other charges for the House shall be undertaken by Party A.

5.3 The calculation, payment method and time of the above listed charges shall be subject to the policies of the property management company.
6. Requirement on the Use of the House and Repair Responsibilities
6.1 During the term of lease, if the House or any of the facilities within the House is damaged or out of work, Party B should timely notify Party A to repair. Party A should conduct necessary repair within 10 days after receiving such notice from Party B. Should Party A fails to conduct the repair within such period, Party B could arrange the repair itself at the expense of Party A.
6.2 During the term of lease, Party B should reasonably use and take good care of the House and the facilities within the House. In the event that the House or any of the facilities within the House is damaged or out of work due to the improper use by Party B, Party B shall be responsible for repairing. Should Party B refuses to repair, Party A could arrange the repair at the expense of Party B.
6.3 During the term of lease, Party A should ensure that the House and any facilities within the House are always in good and safe condition. Party A should send Party B a ten days’ notice if it intends to conduct examination or maintenance on the House. Party B should cooperate with Party A in such examination or maintenance. Party A should try to reduce the impact of such examination or maintenance on Party B’s normal use of the House.
6.4 To install or add any ancillary facility or equipment other than those listed in Appendix III hereof in the House, Party B should get the written consent of Party A and obtain (through Party A) the approval of relevant government authorities if necessary. The parties shall enter into separate agreements with respect to the ownership of and repair responsibilities in respect of such ancillary facilities and equipment.
7. Status of the House upon Return
7.1 Unless Party A has given its consent to Party B’s proposal regarding renewal, Party B should return the House to Party A on the expiry date of this contract. For each day of unauthorized delay in return of the House, Party B shall pay a charge for use at the rate of RMB9.8 per square meter.
7.2 The House returned by Party B should be in good condition. Upon its return, the House should be inspected and accepted by Party A, and the parties shall settle all outstanding amounts.
8. Sublease, Assignment and Exchange
8.1 To sublease the entire House or any part thereof during the term of this contract, Party B should get the written consent of Party A, unless Party A has expressly agreed in the supplemental clauses hereof that Party B can sublease the House. Notwithstanding the foregoing, a single room cannot be separated and subleased.
8.2 To sublease the House, Party B should enter into a written sublease contract with the sublessee and register such sublease contract with the real estate exchange center or acceptance center under farm system at the place where the House is located.
8.3 During the term of this contract, if Party B intends to assign its right to lease the House to a third party or exchange the House with a third party, it should get the written consent of Party A. After such assignment or exchange, the assignee or the opposite party of the exchange should enter into a contract with Party A to modify the parties to this contract and continue to perform this contract.
8.4 During the term of this contract, if Party A intends to sell the House, it should send Party B a three months’ notice. In such case, Party B shall have the right of first refusal.
9. Termination Conditions
9.1 The parties agree that under any of the following circumstances, this contract shall terminate without any party being liable to the other party.
(1) The right to use the piece of land occupied by the House is revoked before its expiry date;
(2) The House is confiscated for pubic interests;
(3) To satisfy city construction requirements, the House is listed in the category of permitted housing demolition;
(4) The House is damaged, destroyed or categorized as a dangerous house;
(5) Party A has informed Party B that the House has been mortgaged before signing this contract, and the House is now disposed due to the exercise of mortgage right.
9.2 The parties agree that under any of the following circumstances, one party can notify the other party in writing to terminate this contract. In such case, the requesting party should pay a liquidated damage in an amount equal to three months’ rental to the other party. If the liquidated damage is not enough to cover the losses suffered by the other party, the requesting party should also compensate the difference between the two.
(1) Party A does not deliver the House on time, and after being demanded by Party B, still fails to deliver the House within 10 days after such demand.
(2) The House delivered by Party A does not comply with the requirements provided in this contract and this makes the purpose of this contract cannot be realized, or there is any deficiency with the delivered House and such deficiency endangers Party B’s safety;

(3) Party B changes the usage of the House without getting the written consent of Party A, and such change has brought damage to the House;
(4) The body structure of the House has been damaged due to the reasons of Party B;
(5) Party B subleases the House, assigns the right to lease the House to third parties or exchanges the House with third parties without getting the consent of Party A;
(6) Party B has delayed the payment of rental for one month or longer.
10. Liabilities for Breach of Contract
10.1 If there is any deficiency with the House when it is delivered, Party A should conduct repair within ten days after the delivery. Party A agrees to reduce the rental or modify relevant clauses with respect to rental if it fails to conduct the repair within such period.
10.2 If Party B suffers any loss due to the reason that Party A fails to inform it that the House has been mortgaged or the transfer of the House is restricted, Party A shall be liable for compensation.
10.3 During the term of lease, if the House is damaged due to the reason that Party A fails to perform its repair and maintenance duties, and such damage causes economic losses or personal injuries to Party B, Party A shall be liable for compensation.
10.4 If Party A terminates this contract and takes back the House before the expiry of the lease term without the causes provided in this contract, Party A should pay Party B a liquidated damage in an amount equal to three times the rental for the remaining period of lease. If such liquidated damage is not enough to cover the losses of Party B, Party A should also compensate the difference between the two.
10.5 If Party B decorates the House or adds ancillary facilities to the House without getting the written consent of Party A or beyond the permitted scope and scale, Party A can request Party B to restore the House to its original state.
10.6 If, during the term of lease, Party B terminates this contract without the causes provided hereof, it should pay Party A a liquidated damage in an amount equal to three times the rental for the remaining period of lease. If such liquidated damage is not enough to cover the losses of Party A, Party B should also compensate the difference between the two. Party A can also deduct such difference from the deposit. If the deposit is not enough to cover such difference, Party B should pay the remaining part separately.
11. Miscellaneous

11.1 If, during the term of lease, Party A needs to mortgage the House, it should notify Party B in writing and undertakes that in the event that the House shall be disposed by means of sales and realization of property, it shall enquire with Party B in writing whether Party B would like to buy the House.
11.2 This contract shall take effective after being signed by the parties. Party A shall be responsible to register this contract with the real estate exchange center and the acceptance center under farm system at the place where the House is located and collect the house lease registration certificate therefrom within 15 days after this contract has been signed. If this contract is modified or terminated after it has been registered, Party A shall be responsible to apply to the original registration authority for modification registration or deregistration within 15 days after the occurrence of such modification or termination. Party A shall undertake all liabilities for failure to attend such registration, modification registration and deregistration.
11.3 The parties can enter into supplemental clauses to address the issues not covered in this contract. The supplemental clauses and appendixes contained hereof shall be an integral part of this contract. The contents filled in the blank part of the page of supplemental clauses and the appendixes shall have similar effect as those in the main part of this contract.
11.4 The parties acknowledge that they fully understand their respective rights, obligations and liabilities under this contract, and agree to comply with the terms of this contract. If any party breaches this contract, the other party can claim compensation pursuant to this contract.
11.5 Any dispute arising from the performance of this contract should be resolved through negotiation. If the parties cannot reach an agreement to resolve the dispute through negotiation, the parties agree to choose the second method set forth below to resolve such dispute.
(1) Arbitration at                      arbitration commission; or
(2) Litigation at competent court.
11.6 There are four original copies of this contract, all of which shall have same effect. Each party shall hold one original copy and one other original copy shall be submitted to Pudong real estate exchange center for registration.

Supplemental Clauses
1. The term of lease is April 1, 2008 to April 30, 2010, among which the period from April 1, 2008 to April 30, 2008 shall be rental free period. During the rental fee period, Party B shall be exempted from paying rental, but will not be exempted from paying property management fee and water and electricity charges.
2. Party B should pay a deposit in an amount equal to two months’ rental (RMB69,628.2) within three business days after the execution of this contract.
3. If, upon the expiry of the lease term, Party B decides not to renew the contract, Party A shall return the deposit (not bearing interest) to Party B within five business days after it has checked the House and Party B has settled all outstanding sums.
4. Party A shall deliver the House in its current state to Party B and agrees that Party B can decorate the House, provided that such decoration will not cause damage to the original structure of the House. Upon the expiry or termination of the lease, Party B shall restore those parts of decoration that Party A does not require to be kept to its original state at its own expense.
If there is any discrepancy between these supplemental clauses and the main part of this contract, these supplemental clauses shall prevail.

Appendix I. Plan View of the House
Appendix II. Use Area, Conditions and Requirements on the use of the House
Appendix III. Current Status of Decoration and Ancillary Facilities and Equipment
Decoration, Ancillary Facilities and Equipment that Party A Permits Party B to Conduct and Install within the House

Lessor (Party A):	Lessee (Party B): Shanghai Meining
Computer Software Co., Ltd.
Nationality:	Nationality:
Legal Representative:	Legal Representative:
Registration Certificate/ID Card No.:	Registration Certificate/ID Card No.:
Address:	Address:
Post Code:	Post Code:
Telephone:	Telephone:
Entrusted Agent:	Entrusted Agent:
Signature/Chop:	Signature/Chop:
Date of Execution:	Date of Execution:
Place of Execution:	Place of Execution: